SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant                      [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ] Confidential, for  Use  of  the
[X]  Definitive Proxy Statement                  Commission  Only (as  permitted
[ ]  Definitive Additional Materials             by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                             BELL MICROPRODUCTS INC.
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing party:

(4)     Date filed:

                             BELL MICROPRODUCTS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 22, 2000

TO THE SHAREHOLDERS OF BELL MICROPRODUCTS INC.:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bell Microproducts Inc., a California corporation (the "Company"), will be held on Monday, May 22, 2000, at 1:00 p.m., local time, at the offices of the Company, 1941 Ringwood Avenue, San Jose, California 95131 for the following purposes:

             1. To elect six (6) directors to serve for the ensuing year and until their successors are duly elected and qualified.

             2. To approve an increase in the number of shares in the Company's 1998 Stock Option Plan by 800,000 shares.

             3. To approve an amendment to the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock.

             4. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2000.

             5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

       The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

       Only shareholders of record at the close of business on March 23, 2000 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof.

                                      By Order of the Board of Directors

                                      /s/ Remo E. Canessa

                                      Remo E. Canessa
                                      Chief Financial Officer

San Jose, California
April   , 2000

                             YOUR VOTE IS IMPORTANT
     All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Returning your proxy will help the Company ensure a quorum and avoid the additional expense of duplicate proxy solicitations. Any shareholder attending the meeting may vote in person even if he or she has returned the proxy.

                             BELL MICROPRODUCTS INC.
                              1941 Ringwood Avenue
                           San Jose, California 95131

                               -------------------

             PROXY STATEMENT FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

                               -------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Bell Microproducts Inc. (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held on Monday, May 22, 2000 1:00 p.m., local time (the "Annual Meeting"), and at any and all continuations or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Company, 1941 Ringwood Avenue, San Jose, California 95131. The telephone number at this address is (408) 451-9400.

     These proxy solicitation materials were first mailed on or about April 24, 2000 to all shareholders entitled to vote at the Annual Meeting.

Deadline for Receipt of Shareholder Proposals

     Proposals of shareholders of the Company intended to be presented by such shareholders at the Company's 2001 Annual Meeting of Shareholders must be received by the Company no later than December 14, 2000, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Record Date and Share Ownership

     Only shareholders of record at the close of business on March 23, 2000 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. The Company has one class of Common Stock outstanding, $0.01 par value. As of the Record Date, the Company had outstanding 9,383,597 shares of Common Stock. For information regarding share ownership of officers, directors and holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

Revocability of Proxies

     Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company at the Company's principal executive office, 1941 Ringwood Avenue, San Jose, California 95131, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting and Solicitation

     Each shareholder voting for the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares which the shareholder is entitled to vote, or distribute the shareholder's votes under the same principle among as many candidates as the shareholder chooses, provided that votes may not be cast for more than six (6) candidates. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate's name has been placed in nomination prior to the voting, and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote. The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company's directors, officers and employees, without receiving any additional compensation, may solicit proxies personally or by telephone, telegraph or facsimile copy.

Quorum; Votes Cast; Abstentions; Broker Non-Votes

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (the "Quorum"). Shares that are voted "For" or "Against" a matter are treated as being present at the meeting for purposes of establishing a Quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the amendment of a stock option plan, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a Quorum and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a Quorum, but will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership  of the  Company's  Common  Stock  as of the  Record  Date by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of the
Company's  Common Stock;  (ii) each director;  (iii) each of the Named Executive
Officers;  and (iv) all current executive  officers and directors of the Company as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices.
                                                                                Beneficial Ownership

                           Beneficial Ownership                               Shares(#)     Percent(1)
--------------------------------------------------------------------------    ---------     ----------

Bowman Capital Management, L.L.C.(2)......................................    1,346,000          14.3%
1875 Grant St., Suite 600
San Mateo, CA 94402


W. Donald Bell(3).........................................................      789,348           8.4%

Advisory Research, Inc.(4)................................................      570,725           6.1%
180 N. Stetson Street, Ste. 5870
Two Prudential Plaza
Chicago, IL 60601

Dimensional Fund Advisors(5)..............................................      625,400           6.7%
1299 Ocean Ave., 11th Floor
Santa Monica, CA 90401

Eugene B. Chaiken(6)......................................................      376,000           4.0%

Philip M. Roussey(7)......................................................      203,597           2.2%

Edward L. Gelbach(8)......................................................      103,439           1.1%

Gordon A. Campbell(9).....................................................       94,963              *

Glenn E. Penisten(10).....................................................       93,097              *

Ronald H. Mabry(11).......................................................            0              *

Gary Gammon(12)...........................................................       15,500              *

Brian J. Clark(13)........................................................       35,884              *

James E. Ousley(14).......................................................       25,000              *

All directors and executive officers as a group (10 persons)(15)..........    1,736,828          18.5%


                                      -4-



 *Represents less than 1% of the outstanding shares of Common Stock. (1) Based on 9,383,597 shares of Common Stock outstanding on the Record Date.

(2) Represents shares held as disclosed on Schedule 13G/A filed on January 27, 2000. Bowman Capital Management, L.L.C. shares voting and dispositive power with respect to 1,346,000 shares with Lawrence A. Bowman, the manager and principal member of Bowman Capital Management L.L.C. and shares voting and dispositive power with respect to 795,000 shares with Spinnaker Technology Fund, L.P. and shares voting and dispositive power with respect to 451,000 shares with Spinnaker Offshore Founders Fund, Limited.
(3) Represents 789,348 shares held by W. Donald Bell and Lynne F. Bell, Trustees of the Bell Family Trust U/D/T dated April 26, 1991, and excludes 40,000 shares held by Mr. Bell's children. Also includes 50,000 shares subject to stock options exercisable within 60 days after the Record Date.
(4) Represents shares held as disclosed on Schedule 13G filed on February 11, 2000. Advisory Research, Inc. holds shared voting and dispositive power with respect to 570,725 shares with David B. Heller, President and controlling shareholder of Advisory Research, Inc.
(5) Represents shares held as disclosed on Schedule 13G filed on February 3, 2000. Dimensional Fund Advisors reported sole voting and dispositive power over 625,400 shares.
(6) Includes 350,000 shares subject to warrants exercisable within 60 days after the Record Date held by Almo Corporation. Includes 20,000 shares subject to stock options exercisable within 60 days after the Record Date. Mr. Chaiken is President, Chief Executive Officer, Chairman of the Board and majority shareholder of Almo Corporation. Mr. Chaiken disclaims beneficial ownership of such shares except to the extent of any individual interest in Almo Corporation.
(7) Includes 203,597 shares held by Philip M. Roussey and Mounawar Roussey, Trustees of the Roussey Family Trust U/D/T dated November 8, 1991. Also includes 44,000 shares subject to stock options exercisable within 60 days after the Record Date.
(8) Includes 40,000 shares subject to stock options exercisable within 60 days after the Record Date.
(9) Includes 40,000 shares subject to stock options exercisable within 60 days after the Record Date.
(10) Includes 40,000 shares subject to stock options exercisable within 60 days after the Record Date.
(11)  Mr. Mabry resigned from the Company on February 25, 2000.
(12) Includes 15,500 shares subject to stock options exercisable within 60 days after the Record Date.
(13) Includes 32,500 shares subject to stock options exercisable within 60 days after the Record Date.
(14) Includes 25,000 shares subject to stock options exercisable within 60 days after the Record Date.
(15)  Includes footnotes 3 and 6-14.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     A board of six (6) directors is to be elected at the Annual Meeting. Unless otherwise instructed by the shareholder, the proxy holders will vote the proxies received by them for the Company's nominees named below. All nominees are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner and in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

Nominees for Director

     The names of the  nominees,  each of whom is  currently  a director  of the
Company,  and  certain  information  about  them is set forth  below,  including information furnished by them as to their principal occupation for the last five years,  certain other directorships held by them and their ages as of the Record
Date:
                   Name                      Age       Position(s) with the Company        Director Since
----------------------------------------     ---    ----------------------------------     --------------
W. Donald Bell..........................      62    President, Chief Executive Officer          1987
                                                         and Chairman of the Board
Gordon A. Campbell(1)...................      55    Director                                    1988
Glenn E. Penisten(2)....................      68    Director                                    1988
Edward L. Gelbach(1)....................      68    Director                                    1993
James E. Ousley(2)......................      54    Director                                    1998
Eugene B. Chaiken(2)....................      59    Director                                    1998

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     W. Donald Bell has been President, Chief Executive Officer and Chairman of the Board of the Company since its inception in 1987. Mr. Bell has over 30 years of experience in the electronics industry. Mr. Bell was formerly the President of Ducommun, Inc. and its subsidiary, Kierulff Electronics, Inc. as well as Electronic Arrays, Inc. He has also held senior management positions at Texas Instruments Incorporated, American Microsystems, Inc. and other electronics companies.

     Gordon A. Campbell has served on the Company's Board of Directors since May 1988. Mr. Campbell has served as the Chairman of the Board of Directors of 3Dfx Interactive, Inc. ("3Dfx") since August 1994 when he co-founded 3Dfx. Mr. Campbell also served as President and Chief Executive Officer of 3Dfx from January 1995 to December 1996. In September 1993, Mr. Campbell founded Techfarm, Inc., a venture capital investment firm, and currently serves as President. In 1985, Mr. Campbell founded Chips and Technologies, Inc. ("CHIPS"), a semiconductor and related device company, and served as Chairman, Chief Executive Officer and President of CHIPS until September 1993. Mr. Campbell currently serves as a director of 3Com Corporation. He is also a director of several private companies.

     Glenn E. Penisten has served on the Company's Board of Directors since May 1988. Mr. Penisten is a General Partner of Alpha Venture Partners III, a venture capital fund. Mr. Penisten is a director of IKOS

Systems, Inc., a manufacturer of ASIC simulation equipment, Superconductor Technologies, Inc., a developer of products utilizing superconductivity materials, Pinnacle Systems, Inc., a designer and manufacturer of special effects video equipment, and Network Peripherals, Inc., a networking products manufacturing company.

     Edward L.  Gelbach has served on the  Company's  Board of  Directors  since
March 1993. From 1971 to 1988, Mr. Gelbach was Senior Vice President and a director of Intel, and since 1989 has been a self-employed investor. Mr. Gelbach is also a director of Etec Systems, Inc., a manufacturer of pattern generation equipment.

     James E. Ousley has served on the Company's Board of Directors since February 1998. Mr. Ousley has been President and Chief Executive Officer of Syntegra (USA) Inc. & Asia since August 31, 1999. Mr. Ousley was President and Chief Executive Officer of Control Data Corporation ("CDC") (since the spin-off of CDC from Ceridian Corporation ("Ceridian")) from July 31, 1992 to August 31, 1999. Mr. Ousley was President of Ceridian's Computer Products business since 1989 and was Executive Vice President of Ceridian from February 1990 until the spin-off of the Company. From January 1989 to April 1989, Mr. Ousley was Vice President, Marketing and Sales for Ceridian's Computer Products business and prior thereto he held various positions with Ceridian. Mr. Ousley is also a director Activcard S.A., (EASDAQ as ACTV), an internet security software company, and Datalink Systems Corporation, a data storage integration company.

     Eugene B. Chaiken has served on the Company's Board of Directors since November 1998. Since 1973, Mr. Chaiken has served as the Chairman, President and Chief Executive Officer of Almo Corporation, a major appliance, consumer electronics and wire and cable distribution company.

Vote Required

     The six (6) nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under California law. No shareholder may vote for more than six (6) persons for director.

Board Meetings and Committees

     During the fiscal year ended December 31, 1999, the Board of Directors held a total of five (5) meetings.

     The Audit Committee, which consisted of Glenn E. Penisten, Eugene B. Chaiken and James E. Ousley in fiscal 1999, was established to review, in consultation with the independent accountants, the Company's financial statements, accounting and other policies, accounting systems and system of internal controls. The Audit Committee also recommends the engagement of the Company's independent accountants and reviews other matters relating to the relationship of the Company with its accountants. The Audit Committee met six
(6) times during fiscal year 1999. Mr. Ousley left the Audit Committee in November 1999.

     The Compensation Committee,  which consisted of Gordon A. Campbell,  Edward
L. Gelbach and James E. Ousley in fiscal 1999, was established to review and act on matters relating to compensation levels and benefit plans for key executives of the Company, among other things. The Compensation Committee met three (3) times during fiscal year 1999. Mr. Ousley joined the Compensation Committee in November 1999.

     The Board of Directors currently has no nominating committee or a committee performing a similar function.

     Each of the incumbent directors attended at least 89.7% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served, during the period for which such person has been a director or committee member.

Compensation of Directors

     During fiscal 1999, each of the directors was paid an annual fee of $8,000, payable quarterly, a fee of $4,000 per board meeting attended in person, $2,000 per committee meeting attended in person, and $1,000 per board or committee meeting attended by telephone, and was reimbursed for expenses incurred in attending Board meetings and committee meetings. In fiscal year 2000, each director will be paid an annual fee of $8,000, payable quarterly. In fiscal 2000, each director will be paid $4,000 for each regular Board meeting attended in person, each committee member in attendance at a regular committee meeting will be paid $2,000 for participation in person and each director or committee member in attendance at a board or committee meeting held by telephone will be paid $1,000.

1993 Director Option Plan

     The 1993 Director Option Plan ("1993 Plan") was terminated in February 1998. Outstanding options under the 1993 Plan will continue to be governed pursuant to the 1993 Plan. Pursuant to the 1993 Plan, non-employee directors received an automatic and non-discretionary options grant.

     Under the 1993 Plan, options to purchase 5,000 shares were automatically granted to Directors Glenn E. Penisten, Gordon A. Campbell, Edward L. Gelbach and former director Jon H. Beedle in March 1996, which options have a per share exercise price of $7.00 and became fully vested and exercisable on March 15, 1997. In March 1997 options to purchase 5,000 shares were automatically granted to Directors Glenn E. Penisten, Gordon A. Campbell, Edward L. Gelbach and former director Jon H. Beedle, which options have a per share exercise price of $12.625 and became fully vested and exercisable on March 15, 1998, except that Mr.
Beedle's options terminated upon his resignation. Under the 1993 Plan, on February 12, 1998, director James E. Ousley was granted an option to purchase 15,000 shares of the Company's Common Stock which option has a per share exercise price of $7.50 and vested as to 33% or 5,000 shares on February 12, 1999 and the remaining 10,000 shares became fully vested and exercisable on August 5, 1999.

1998 Stock Plan

     During fiscal 1999, all outside directors received an automatic and non-discretionary stock options grant pursuant to the 1998 Stock Plan (the "Stock Plan). Each non-employee director who previously received options pursuant to the 1993 Plan (the "Returning Directors") received an automatic and non-discretionary option to purchase 5,000 shares of the Company's Common Stock, which option became fully vested and exercisable on August 5, 1999. Each non-employee director who was first elected to the Board of Directors following the adoption of the Stock Plan (the "New Directors") was automatically granted an option to purchase 15,000 shares of Common Stock, which option becomes fully vested and exercisable upon the date of grant. Provided that shares are then available under the Stock Plan, each non-employee director will, on an annual basis, automatically receive a nonstatutory option to purchase an additional 5,000 shares of the Company's Common Stock, which option will vest 100% on the date of grant. The exercise price of each option granted under the Stock Plan must be equal to 100% of the fair market value of the Common Stock on the date of grant unless such director is a 10% shareholder in which case each option granted must be equal to 110% of the fair market value of the Common Stock on the date of grant.

     Under the terms of the Stock Plan, on May 21, 1998, Returning Directors Penisten, Campbell and Gelbach each automatically received options to purchase 5,000 shares of the Company's Common Stock which options have a per share exercise price of $7.875, the fair market value on the date of grant, and became fully vested and exercisable on May 21, 1999. Pursuant to the terms of the Stock Plan, on November 27, 1998, New Director Eugene B. Chaiken automatically received options to purchase 15,000 shares of the Company's Common Stock which options have a per share exercise price of $8.813, and became fully vested and exercisable on August 5, 1999.

     If a non-employee director ceases to be a director, other than upon the non-employee director's death or disability, the non-employee director may exercise his or her option within such period of time as is specified in the option agreement, which generally allows exercise of the option within thirty
(30) days to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time in the option agreement, the option shall remain exercisable for three (3) months following the non-employee director's termination. If, on the date of termination, the non-employee director is not vested as to his or her entire option, the shares covered by the unvested portion of the option shall revert to the Stock Plan. If, after termination, the non-employee director does not exercise his or her option within the time specified by the Administrator, the option shall terminate, and the shares covered by such option shall revert to the Stock Plan.

                                   PROPOSAL 2
                                AMENDMENT TO THE
                                 1998 STOCK PLAN

Proposed Amendment

         The Board of Directors in February 2000 approved an amendment to the Company's 1998 Stock Plan (the "Stock Plan") to increase the number of shares reserved for issuance thereunder by 800,000 shares from 1,442,890 shares to 2,242,890 shares.

Vote Required

         At the Annual Meeting, the shareholders are being asked to approve the amendment to the Stock Plan to increase the number of shares reserved for issuance thereunder by 800,000 shares from 1,442,890 shares to 2,242,890 shares. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to approve the amendment to the Stock Plan.

Reasons for the Amendment

         The Company believes that its Stock Plan is an important factor in attracting and retaining skilled personnel. Each year the Company reviews the number of shares available for issuance under the Stock Plan and, based on the Company's estimates of the number of shares expected to be purchased under the Stock Plan during the coming year, management presents to the Board of Directors a recommendation for the addition of shares to the pool reserved for issuance under the Stock Plan. As of the Record Date, options to purchase 1,283,450 shares of Common Stock were outstanding under the Stock Plan and 159,440 were available for issuance under the Stock Plan. In February 2000, management recommended and the Board approved the amendment to the Stock Plan described above. The Board believes that the amendment to the Stock Plan ensures that a sufficient number of shares will be available for employee purchases under the Stock Plan in each offering period. The Board believes that ensuring the availability of shares for a growing employee base enhances the Company's ability to attract and retain high quality personnel, but also effectively eliminates the risk of the Company's having to record a compensation change under recent accounting pronouncements in the event of a share shortfall under the Stock Plan during an offering period, which would likely have a material adverse effect on the Company's operating results for a period and the price of the Company's Common Stock in the public market. The Board also considered the dilutive effect of the additional shares under the Stock Plan on the Company's existing shareholders as well as other negative factors; however, the Board believes that the benefits of the amendments outweigh the potential negative factors.

         The Board of Directors recommends that shareholders vote "FOR" the approval of the amendment to the Company's Stock Plan.

         The essential features of the Stock Plan are outlined below.

Summary of the Stock Plan

     General. The purpose of the Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Stock Plan. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

     Administration. The Stock Plan may generally be administered by the Board or the Committee appointed by the Board (as applicable, the "Administrator"). Option grants to non-employee directors ("Outside Directors") will be automatic and nondiscretionary.

     Eligibility; Limitations. Nonstatutory stock options and stock purchase rights may be granted under the Stock Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom discretionary options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Stock Plan provides that no employee, director or consultant may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 200,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the Company, he or she may be granted options or stock purchase rights to purchase up to an additional 200,000 shares of Common Stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

     (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted; provided that the exercise price of options may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; and provided further, that the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

     (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the Stock Plan generally vest and become exercisable over four years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Stock Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

     (c Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

     (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Stock Plan expire on the earlier of
(i) the date set forth in his or her notice of grant or, if no date is specified in the notice of grant, three months following the termination or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

     (e) Death or Disability. If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the Stock Plan expire on the earlier of (i) 12 months from the date of such termination or (ii) the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

     (g) Nontransferability of Options: Options granted under the Stock Plan are generally not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

     (h) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Administrator.

     Stock Purchase Rights. In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The repurchase option shall lapse at a rate determined by the Administrator.

     Automatic Option Grants to Outside Directors. Generally, each Outside Director who becomes an Outside Director after the effective date of this Plan will be automatically granted a nonstatutory stock option to purchase 15,000 shares of Common Stock (the "First Option"). Each Outside Director who has served on the Board for at least six months will be automatically granted a nonstatutory stock option to purchase 5,000 shares of Common Stock each year (the "Annual Option"). The exercise price for options granted to Outside Directors may not be less than 100% of fair market value on the date of grant. The First Option will vest as to one-third of the shares subject to option on each anniversary of its date of grant. The Annual Option will vest as the entire option on the anniversary of its date of grant.

     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable.

     In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable.

     Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Stock Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the Stock Plan to the extent necessary to comply with Section 162(m) and
Section 422 of the Code, or any similar rule or statute. No such action by the Board or shareholders may alter or impair any option or stock purchase right previously granted under the Stock Plan without the written consent of the optionee. Unless terminated earlier, the Stock Plan shall terminate ten years from the date of its approval by the shareholders or the Board of the Company, whichever is earlier.

Federal Income Tax Consequences

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock upon the purchaser's termination of employment with the Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of the Company.

     The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of stock purchase rights, and the Company with respect to the grant and exercise of options and stock purchase rights under the Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

                                   Proposal 3

             Increase in number of authorized shares of common stock

     The Board of Directors proposes that the Company amend its Amended and Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock from 20,000,000 to 40,000,000.


     As of the Record Date, the total number of outstanding shares of Common Stock was 9,383,597. The total number of authorized shares of Common Stock reserved and available for issuance pursuant to options, warrants and other contractual commitments is 2,084,398 (the "Common Stock Reserve"). The Common Stock Reserve is composed of 1,370,015 shares of Common Stock pursuant to the 1998 Stock Plan; 364,383 shares of Common Stock pursuant to the 1993 Stock Purchase Plan; and 350,000 warrants to purchase Common Stock.

     Before the proposed increase in the authorized number of shares of Common Stock, 8,532,005 shares of authorized and unissued Common Stock will not be reserved for any specific use and will be available for future issuances. After the proposed increase in the authorized number of shares of Common Stock, 28,532,005 shares of authorized and unissued Common Stock will not be reserved for any specific use and will be available for future issuances.


Vote Required

     The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to approve the amendment to the Amended and Restated Articles of Incorporation.

Reasons for the Amendement

     An increase in the total number of authorized shares of Common Stock will provide additional shares of Common Stock for any potential growth in the Company.


     The Company may use additional shares of Common Stock to partially finance potential acquisitions. In addition, the Company is considering executing a 3-for-2 stock split of all outstanding shares of Common Stock. Finally, the Company may consider conducting an equity offering to reduce existing debt.

     Approval of an increase in the authorized number of shares of Common Stock generally empowers the directors of the Company to issue additional shares of Common Stock prior to giving notice to the shareholders or obtaining their approval. However, there are limited circumstances where shareholder approval is required for such issuances. These circumstances include issuances in conjunction with an acquisition that results in substantial dilution of the equity interest of current shareholders. Another circumstance requiring shareholder approval is the issuance of Common Stock equivalent to a significant percentage of the Company's total outstanding shares at below market value.

     This proposal to increase the authorized number of shares of Common Stock is not submitted in response to any accumulation of stock or threatened takeover. Moreover, the Company does not have any plans to subsequently implement additional measures having anti-takeover effects.

                                   PROPOSAL 4

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP has audited the Company's financial statements annually since 1988. In the event that a majority of the Votes Cast are against the ratification, the Board of Directors will reconsider its selection.

     A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

     The Board of Directors recommends that shareholders vote "FOR" the ratification of appointment of independent accountants.

                       ADDITIONAL INFORMATION RELATING TO
                       DIRECTORS & OFFICERS OF THE COMPANY

Certain Transactions

     The Company had entered into a manufacturing agreement with Pinnacle Systems, Inc. ("Pinnacle") providing value-added turnkey services for Pinnacle by the Company's manufacturing division which was disposed of in June 1999. The agreement term is automatically renewed for successive one-year periods unless terminated by either party on 90 days' written notice. Company sales to Pinnacle totaled $3,645,000, $9,590,000 and $2,840,000 for the years ended December 31, 1999, 1998, and 1997, respectively. The accounts receivable balance from Pinnacle was $0 at December 31, 1999 and $1,828,000 at December 31, 1998. The Company has purchased approximately $1,150,000, $2,169,000, and $1,532,000, of inventory from Pinnacle in 1999, 1998 and 1997, respectively. Inventory on hand, purchased under contract with Pinnacle, totaled $0 and $1,564,000 at December 31, 1999 and December 31, 1998, respectively. Glenn E. Penisten, a director of the Company, is a director of Pinnacle. The agreement was entered into in the ordinary course of business and the Company believes that it has terms no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

     In May 1994, the Company entered into a manufacturing agreement with Reply Corporation ("Reply") providing value-added turnkey services for Reply by the Company's manufacturing division which was disposed of in June 1999. The Company terminated the agreement in 1997. Sales to Reply totaled approximately $0, $0, and $262,000 during 1999, 1998, and 1997, respectively. The accounts receivable balance from Reply was $0 at December 31, 1999 and $0 at December 31, 1998. The Company has purchased approximately $0, $0, and $123,000 of inventory from Reply in 1999, 1998, and 1997, respectively. Glenn E. Penisten and Gordon A. Campbell, directors of the Company, are directors of Reply. The agreement was entered into in the ordinary course of business and the Company believes that it has terms no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

     In May 1998, the Company entered into a manufacturing agreement with Network Peripherals Inc. ("NPI") providing value-added turnkey services for NPI by the Company's manufacturing division which was disposed of in June 1999. Sales to NPI totaled approximately $1,446,000 and $8,241,000 during 1999 and 1998, respectively and the accounts receivable balance from NPI was $0 at December 31, 1999 and $984,000 at December 31, 1998. The Company has purchased inventory totaling approximately $98,146 and $546,000 during 1999 and 1998 respectively. Inventory on hand, purchased under contract with NPI, totaled $0 at December 31, 1999 and $737,000 at December 31, 1998. Glen E. Penisten, a director of the Company, is a director of NPI. The agreement was entered into in the ordinary course of business and the Company believes that it has terms no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

     The Company's distribution division has purchased approximately $0 and $858,000 of inventory from 3DFX Interactive, Inc. ("3DFX") in 1999 and 1998 respectively. The inventory on hand, purchased from 3DFX, totaled $0 at December 31, 1999 and $139,000 at December 31, 1998, respectively. Gordon A. Campbell, a director of the Company, is a director of 3DFX. The Company believes that terms of these transactions were no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

     The Company sold $0 and $1,528,000 to 3Com Corporation ("3Com") in 1999 and 1998, respectively. The accounts receivable balance from 3Com was $0 and $469,000 at December 31, 1999 and 1998, respectively. Gordon A. Campbell, a director of the Company, is a director of 3Com. The Company believes that terms of these transactions were no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

     In November 1998, the Company acquired the assets of the Computer Products Division of Almo Corporation for approximately $20.6 million and five-year warrants to purchase 350,000 shares of Common Stock of the Company at an exercise price of $12 per share. Eugene B. Chaiken, a director of the

Company, is President, Chief Executive Officer, Chairman of the Board and majority shareholder of Almo Corporation. The purchase price of the assets of the Computer Products Division of Almo Corporation was negotiated on an arms-length basis and the Board of Directors of the Company (of which Mr.
Chaiken was not a member at the time) approved the purchase price. Upon consummation of the transaction, Mr. Chaiken became a member of the Board of Directors of the Company.

     The Company has entered into a three-year Employment Agreement with W. Donald Bell, its Chairman, President and Chief Executive Officer effective July 1, 1999. The Employment Agreement provides for a minimum base salary of $375,000 per year, participation in all Company annual incentive compensation plans, including the Management Incentive Program, a lump-sum cash incentive payment (the "EPS Enhancement Incentive") based on the Company's annual net earnings per share, payment of premiums for long-term disability insurance, reimbursement for ordinary and necessary travel and other out-of-pocket expenses, and participation in other employee benefit plans and programs. In the event that Mr. Bell's employment is terminated by the Company without cause or in the event of Mr. Bell's involuntary termination, Mr. Bell shall be entitled to receive his salary and benefits through at least the expiration of the initial term of employment, cash payments based on the EPS Enhancement Incentive that Mr. Bell may have earned during the initial term of employment, and full acceleration of unvested stock options and restricted stock awards, subject to certain restrictions. In addition, the Employment Agreement provides for a two-year covenant not to compete with the Company.

     The Company has entered into Management Retention Agreements with W. Donald Bell, Philip M. Roussey, Robert J. Sturgeon, Remo E. Canessa, Brian J. Clark and Gary Gammon. The Management Retention Agreements have three-year terms, subject to extension in the event there has been a change of control. The Management Retention Agreements provide that in the event the employee's employment terminates within 12 months following a change of control, then the employee is entitled to receive the following severance benefits. If the employee is involuntarily terminated other than for cause, then the employee will receive a cash payment equal to the employee's base annual salary, continued Company-paid employee benefits for one year from the date of the change of control or until the date that the employee becomes covered under another employer's benefit plans, and full vesting of unvested stock options. In the event that the employee's employment is terminated for any reason either prior to the occurrence of a change of control or after the 12-month period following a change of control, then the employee is entitled only to receive severance and other benefits under established Company severance and benefits plans and practices or pursuant to other agreements with the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires that directors, certain officers of the Company and ten percent shareholders file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") as to the Company's securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during fiscal year 1999, all Section 16(a) filing requirements applicable to the Company's officers, directors and ten percent shareholders were complied with, except that Brian J. Clark filed two late reports.

Compensation Committee Interlocks and Insider Participation

     No  interlocking   relationship  exists  between  the  Company's  Board  of
Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.

Compensation Committee Report

     Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. The members of the Compensation Committee, Messrs. Edward Gelbach and Gordon Campbell, are non-employee directors. Decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board (which did not modify or reject any Compensation Committee decisions during 1999).

                          COMPENSATION COMMITTEE REPORT

     Compensation Philosophy and Relationship of Performance. This report reflects the Compensation Committee's executive officer compensation philosophy for the year ended December 31, 1999 as endorsed by the Board of Directors. The resulting actions taken by the Company are shown in the compensation tables supporting this report. The Compensation Committee either approves or recommends to the Board of Directors compensation levels and compensation components for the executive officers. With regard to compensation actions affecting the Chief Executive Officer, all of the non-employee members of the Board of Directors acted as the approving body.

     The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by aligning the financial interests of the key executives with those of shareholders.

     The executive compensation program is viewed in total considering all of the component parts: base salary, annual performance incentives, benefits (including a car allowance for certain of the Named Executive Officers), and long-term incentive opportunity in the form of stock options and stock owner-ship. The annual compensation components consist generally of equal or lower base salaries than those of companies within the industry combined with incentive plans based on the Company's financial performance that can result in total compensation generally in line with those at comparable companies. Long-term incentives are tied to stock performance through the use of stock options. The Compensation Committee's position is that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have more significant emphasis on variable compensation components and less on fixed cost components. The Committee believes this philosophy and structure are in the best interests of the shareholders.

     Executive compensation for fiscal 1999 primarily consisted of base salary and performance incentives paid in the form of cash for such period.

     Annual Incentive Arrangements. The Company has adopted a Management Incentive Program (the "Program") under the Stock Plan which provides annual incentive compensation in the form of stock options to key employees, including the Named Executive Officers, who by the nature of their positions are deemed sufficiently accountable to impact directly the financial results of the Company. The Program is approved by the Compensation Committee, whose members are not eligible to participate in the Program.

     Options granted under the Program typically have a term of ten (10) years and vest as to 10% of the shares each year from the date of grant. If, however, the optionee's division meets annual plan goals established by the Board of Directors for such year, which goals are similar to the performance goals established for annual cash incentive compensation discussed below, then 25% of the shares subject to the option shall vest in each such year.

     In addition to stock options granted under the Program, the Committee believes that key executives should have a significant proportion of total cash compensation subject to specific strategic and financial measurements. At the beginning of each fiscal year, or upon an individual being appointed an executive officer, the Committee sets a target bonus amount for each executive officer expressed as a percentage of the executive's base salary. Performance goals for purposes of determining annual incentive compensation are established, which include net earnings and other strategic and financial measurements. Generally, the target level of net earnings and return on sales percentages is assigned a significantly greater weight than the aggregate weight assigned to all remaining factors. Senior management, including the Named Executive Officers, have the potential to earn significantly higher levels of incentive compensation if the Company exceeds its targets. The target incentive compensation levels established by the Compensation Committee for 1999 expressed as a percentage of base salary for Messrs. Roussey, Mabry, Gammon and Clark were approximately 50%.

     The performance goals established at the beginning of 1999 were based on several strategic and financial measurements including a target level of net earnings and a return on sales percentages goal and attainment of certain other objectives. The earnings goals were assigned a significantly greater weight than the aggregate weight assigned to the remaining factors. Based on the evaluation of the above criteria, the Compensation Committee awarded incentive payments for 1999 at approximately 45.7% of base salary for each Named Executive Officer.

     Stock Options. The Compensation Committee of the Board of Directors generally determines stock option grants to eligible employees including the Named Executive Officers. The Committee believes that options granted to management reinforce the Committee's philosophy that management compensation should be closely linked with shareholder value. The Stock Plan is more fully described in "1993 Director Option Plan" and "1998 Stock Plan". Stock options have been granted to 100% of the Company's management and key employees.

     Other Compensation Plans. The Company has adopted certain broad-based employee benefit plans in which all employees, including the Named Executive Officers, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans. Under the
Company's Personal Investment Plan (the "401(k) Plan"), which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code, participants, including the Named Executive Officers, can contribute a percentage of their annual compensation. Although the 401(k) Plan allows for the Company to make matching contributions, the Company did not make a matching contribution for participants in 1999. The Company also has adopted the Stock Purchase Plan under Section 423 of the Code, pursuant to which participating employees can purchase the Company's stock at a discount through payroll deductions.

     Mr. Bell's 1999 Compensation. Compensation for the Chief Executive Officer aligns with the philosophies and practices discussed above for executive officers in general. All compensation determinations and stock option grants to the Chief Executive Officer are reviewed by the Compensation Committee with the Board of Directors. Mr. Bell is not eligible to participate in the Employee Stock Purchase Plan. At the beginning of each fiscal year, the Compensation Committee sets a target bonus amount for the Chief Executive Officer. The target incentive compensation level established for Mr. Bell for 1999, expressed as a percentage of his base salary, was 75%. For 1999, the Chief Executive Officer's performance goals were established based on strategic and financial measurements, including a target level of net earnings. The target level of net earnings was assigned a significantly greater weight than the aggregate weight assigned to the remaining factors. In evaluating Mr. Bell's performance for the purpose of determining his incentive compensation for such period, the Compensation Committee considered his leadership and the Company's performance against its financial and strategic objectives. Based on the evaluation, the Compensation Committee decided that Mr. Bell's performance partially met the goals established for him for the fiscal year, and awarded Mr. Bell an incentive payment of 55.5% of his salary. In December 1996, the Company entered into an Employment Agreement with Mr. Bell, which reflects the Company's desire to retain and motivate him with performance-based and long-term incentives. For specific data regarding Mr. Bell's 1999 compensation, see "Executive Compensation-Summary Compensation Table."

                                                COMPENSATION COMMITTEE


                                                Gordon A. Campbell
                                                Edward L. Gelbach

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

     The  following  table sets  forth the  compensation  paid  during the three fiscal  years ended  December  31, 1999,  1998 and 1997 to the  Company's  Chief
Executive Officer and the four other most highly compensated  executive officers for the fiscal year 1999.
                                                                                             Long-Term
                                                                                            Compensation
                                                                                            ------------
                                                                                               Awards
                                                                                               ------
                                                                  Other      Underlying      Securities
                                         Fiscal                   Annual    Compensation      All Other     Compensation
      Name and Principal Position         Year    Salary ($)    Bonus ($)        ($)         Options (#)        ($)
--------------------------------------  -------- ------------- ----------- --------------- --------------- --------------
W. Donald Bell                           1999       $439,383     $249,814      $3,600(1)                    $ 73,600(2)
President, Chief Executive               1998        389,423      226,259       3,600(1)            -         48,600(2)
Officer and Chairman of the Board        1997        375,000       59,333       3,600(1)        40,000        51,069(2)

Philip M. Roussey                        1999       $216,754     $ 75,431      $3,600(1)            -       $ 20,000(7)
Senior Vice President of                 1998        207,693      110,294       3,600(1)            -         10,388
Computer Products Marketing              1997        200,000       52,179       3,600(1)        20,000            -

Ronald H. Mabry(3)                       1999       $189,574     $ 78,708      $3,600(1)            -       $     -
Senior Vice President of                 1998        197,308       56,806       3,600(1)            -             -
Component Marketing                      1997        187,880       49,569       3,600(1)        10,000            -

Gary Gammon (4)                          1999       $157,534     $ 73,483      $2,400(1)                    $180,827(6)
Senior Vice President of
Commercial Sales

Brian J. Clark(5)                        1999       $208,467     $142,734      $3,600(1)            -       $ 10,000(7)
Senior Vice President of                 1998        205,311       72,931       3,600(1)        10,000            -
Industrial Sales                         1997         50,538        6,818       1,200(1)        70,000            -

---------------
(1)  Represents a car allowance paid by the Company.
(2) Consists of premiums paid by the Company on a term life insurance policy (face amount of $1.0 million in 1999), the proceeds of which are payable to the Company and to designated beneficiaries of Mr. Bell and a one-time $25,000 bonus in 1999.

(3)  Mr. Mabry joined the Company in October 1996.
(4)  Mr. Gammon joined the Company in April 1999.
(5)  Mr. Clark joined the Company in September 1997.
(6)  Represents relocation expenses paid by the Company and one-time bonus.
(7)  Represents one-time bonus.

                        Option Grants In Last Fiscal Year

     The following table provides information with respect to option grants in fiscal year 1999 to the Named Executive Officers.

                                      Percent of
                                        Total                                 Potential Realizable Value at
                         Number of     Options                                Assumed Annual Rates of Stock
                        Securities    Granted to    Exercise                  Price Appreciation for Option
                        Underlying    Employees     or Base                               Term(1)
                          Options     in Fiscal      Price      Expiration    -----------------------------
         Name           Granted (#)    Year (%)    ($/Share)       Date            5%               10%
---------------------- ------------- ------------ ------------ ------------   -------------- --------------
W. Donald Bell........         -         -             -            -               -                -
Philip M. Roussey.....    30,000         4.3%          7.25       8/5/04         60,091          132,786
Ronald H. Mabry.......    15,000         2.1%          7.25       8/5/04         30,046           66,393
Brian J. Clark........    20,000         2.8%          7.25       8/5/04         40,061           88,524
Gary Gammon...........    50,000         7.2%          6.44      4/23/03         69,366          149,382
                          30,000         4.3%          6.44      4/23/09        121,455          307,792
                          10,000         1.4%          7.25       8/5/04         20,030           44,262
-----------------------------------------------------------------------------------------------------------

(1) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5 percent and 10 percent from the date of grant through the full option terms, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

     The following table provides information with respect to option exercises in fiscal year 1999 by the Named Executive Officers. The value of unexercised in-the-money options have been based on the market value of the Company's stock of $11.00 on December 31, 1999.

                          Shares                                                    Value of Unexercised
                         Acquired                   Total Number of Unexercised    In-the-Money Option at
                            on                      Options at Fiscal Year End       Fiscal Year End (1)
                         Exercise       Value       ---------------------------  ------------------------------
         Name               (#)      Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
---------------------- ------------ -------------- ------------- --------------- ------------- ----------------
W. Donald Bell........       -            -           35,000         55,000         70,000         160,000
Philip M. Roussey.....       -            -           35,000         65,000         97,750         222,250
Ronald H. Mabry.......       -            -           38,000         47,000         112,750        132,250
Gary Gammon...........       -            -              -           90,000            -           402,500
Brian J. Clark........       -            -           30,750         69,250         56,875         175,625

---------------
(1) Based on a market value of the underlying securities of $11.00 at December 31, 1999.

                                PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, of the Company's Common Stock from December 31, 1994 through December 31, 1999 for Bell Microproducts Inc., the S&P 500 Composite Index (the "S&P 500") and the Pacific Stock Exchange Technology Index (the "PSE High Tech Index"). The graph assumes that $100 was invested in the Company's Common Stock on December 31, 1994 and in the S&P 500 and the PSE High Tech Index at the closing price on such date. Note that historic stock price performance is not necessarily indicative of future stock price performance. The Company's stock price on December 31, 1999 was $11.00.

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

Total Return Analysis            12/31/94     12/30/95     12/29/96     12/31/97     12/31/98     12/31/99
-------------------------------------------------------------------------------------------------------------
Bell Microproducts. Inc.             $141          $95         $116         $103         $121        $102
-------------------------------------------------------------------------------------------------------------
PSE Hi-Tech Index                    $121         $178         $214         $256         $396        $430
-------------------------------------------------------------------------------------------------------------
S&P 500                              $ 98         $132         $159         $208         $264        $315
-------------------------------------------------------------------------------------------------------------

                                  OTHER MATTERS

     The Company's Annual Report to shareholders for fiscal year 1999 is being mailed with this proxy statement to shareholders entitled to notice of the meeting. The Annual Report includes the consolidated financial statements, unaudited selected financial data and management's discussion and analysis of financial condition, results of operations and certain information about the Company's executive officers.

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                            BY ORDER OF
                                            THE BOARD OF DIRECTORS

                                            /s/ Remo E. Canessa

                                            Remo E. Canessa
                                            Chief Financial Officer

San Jose, California
April 24, 2000

--------------------------------------------------------------------------------
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     --------------------------------------


PROXY                         BELL MICROPRODUCTS INC.                      PROXY

                  PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

                                  May 22, 2000

     The undersigned shareholder of Bell Microproducts Inc. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the 2000 Annual Meeting of Shareholders of the Company to be held on Monday, May 22, 2000 at 1:00 p.m., local time, at the offices of the Company, 1941 Ringwood Avenue, San Jose, California, and hereby revokes all previous proxies and appoints W. Donald Bell and Remo E. Canessa, or either of them, will full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

   TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND
             DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

                 (Continued, and to be signed on the other side)

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Please mark
                                                                                                                     [ ]  your votes
                                                         WITHHOLD                                                          as this
                                              FOR        FOR ALL

1. ELECTION OF DIRECTORS: Nominees W.         [ ]          [ ]       3.  Proposal to approve  amendment  to  FOR   AGAINST  ABSTAIN
   Donald Bell, Gordon A. Campbell,                                      the Amended and Restated  Articles  [ ]     [ ]       [ ]
   Glenn E. Penisten, Edward L. Gelbach,                                 of  Incorporation  to increase the
   James E. Ousley and Eugene B. Chaiken                                 number of authorized Common Stock.

   INSTRUCTION:  If you wish to withhold authority to vote
   for any individual nominee, write that nominee's name
   in the space provided below.                                      4.  Proposal to ratify the appointment  FOR   AGAINST  ABSTAIN
                                                                         of  PricewaterhouseCoopers  LLP as  [ ]     [ ]       [ ]
                                                                         independent   auditors   for   the
                                                                         Company for the fiscal year ending
                                                                         December 31, 2000.


                                                                         In their  discretion,  the Proxies
                                                                         are  entitled  to vote  upon  such
                                                                         other matters as may properly come
                                                                         before the  Annual  Meeting or any
                                                                         adjournment thereof

                                                                     I PLAN TO ATTEND THE MEETING            [ ]

                                              FOR        AGAINST
2. Proposal to approve the amendment to       [ ]          [ ]
   the 1998 Stock Plan.

                                                         ABSTAIN
                                                           [ ]

                                                                                      THESE SHARES  REPRESENTED  BY THIS PROXY WILL
                                                                                      BE    VOTED    IN    ACCORDANCE    WITH   THE
                                                                                      SPECIFICATIONS  MADE. IF NO  SPECIFICATION IS
                                                                                      MADE,  THE SHARES  REPRESENTED  BY THIS PROXY
                                                                                      WILL BE VOTED FOR EACH OF THE  ABOVE  PERSONS
                                                                                      AND PROPOSALS,  AND FOR SUCH OTHER MATTERS AS
                                                                                      MAY  PROPERLY  COM BEFORE THE  MEETING AS THE
                                                                                      PROXYHOLDERS DEEM ADVISABLE.

Signature(s)_______________________________________________________________________________  Dated__________________________ , 2000

(This proxy statement should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sing its name by its President or other authorized office, with the offices held designated. If shares are held by joint tenants or as community property, both holders should sign.)
------------------------------------------------------------------------------------------------------------------------------------